                                                                    EXHIBIT 12.1

                                BEA Systems, Inc.
                       Ratio of Earnings to Fixed Charges
                                 (in thousands)

                                                                              Fiscal years ended January 31,
                                                           ----------------------------------------------------------------------
                                                               2002              2001            2000         1999        1998
                                                           ----------------------------------------------------------------------
Income (loss) before income taxes                           $ (4,268)         $ 47,462        $ (5,657)   $ (46,726)   $ (20,068)
Add fixed charges                                             45,814            35,426          29,385       16,615        8,531
                                                           ----------------------------------------------------------------------
Earnings (as defined)                                       $ 41,546          $ 82,888        $ 23,728    $ (30,111)   $ (11,537)
                                                           ======================================================================
Fixed charges:
     Interest expense(1)                                    $ 22,259          $ 22,674        $ 12,363    $  10,426    $   6,054
     Portion of rent expense representative
        of interest                                           21,395            10,321           7,779        5,528        2,477
     Amortization of debt premium and issuance costs           2,160             2,431           9,243          661            -
                                                           ----------------------------------------------------------------------
          Total fixed charges                               $ 45,814          $ 35,426        $ 29,385    $  16,615    $   8,531
                                                           ======================================================================

Ratio of earnings to fixed charges                                 *              2.34               *            *            *
                                                           ======================================================================

 * Earnings (as defined) were insufficient to cover fixed charges by $4,268, $5,657, $46,726 and $20,068 for the fiscal years ended January 31, 2002, 2000, 1999 and 1998, respectively.
(1) Excludes debt conversion premium of $236 and $8,054 in fiscal 2001 and 2000, respectively, which is included in amortization of debt premium and issuance costs.